150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

BioVie Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series A Convertible Preferred Stock. See the attached Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ Jonathan Adams

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

BioVie Inc.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE

NEVADA REVISED STATUTES

The undersigned, Jonathan Adams, does hereby certify that:

1.       He is the President and Chief Operating Officer of BioVie Inc., a Nevada corporation (the “Corporation”).

2.       The Corporation is authorized to issue 10,000,000 shares of preferred stock.

3.       The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the articles of incorporation of the Corporation (the “Articles”) provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Articles authorizes the Board of Directors to fix and determine the designations, qualifications, limitations and restrictions of the shares of any series of preferred stock; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix and determine qualifications, limitations and restrictions relating to a series of the preferred stock, which shall consist of 2,133,332 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.                   Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Shares” shall have the meaning set forth in Section 6(a).

“Holders” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“Permitted Transfer” shall have the meaning set forth in Section 7.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated on or around July 3, 2018, between the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer” shall have the meaning set forth in Section 7.

Section 2.                   Designation, Amount and Par Value. The series of preferred stock shall be designated as Series A Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 2,133,332 (which shall not be subject to increase, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock, without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.001 per share.

Section 3.                   Dividends. Dividends may be declared and paid on the Preferred Stock from funds legally available as and when determined by the Board of Directors. The Preferred Stock shall, with respect to the payment of dividends, rank pari passu with the Common Stock, treating for this purpose all such Preferred Stock as if it had been converted into Common Stock.

Section 4.                   Voting Rights. Each holder of outstanding shares of Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise). In any such vote, each share of Preferred Stock shall be entitled to that number of votes equal to the number of Conversion Shares each share of Preferred Stock is convertible into pursuant to Section 6. Each holder of outstanding shares of Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

Section 5.                   Liquidation. Upon any liquidation, dissolution, or winding down of the Corporation (a “Liquidation”), the Holders shall be entitled to receive out of any remaining assets of the Corporation pari passu with the holders of Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such Preferred Stock as if it had been converted into Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 10 days prior to the payment date stated therein, to each Holder.

Section 6.                   Conversion. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

(a)                 Conversion Shares. The number of shares of Common Stock each share of Preferred Stock shall be convertible into (the “Conversion Rate”) shall initially be one hundred (100) shares of Common Stock (the “Conversion Shares”). In the event that the Per Share Purchase Price is adjusted pursuant to Section 2.4(a) of the Purchase Agreement, then the “Conversion Rate” shall be equal to (i) the Conversion Rate multiplied by (ii) the ratio of (A) the initial Per Share Purchase Price (as defined in the Purchase Agreement) as the numerator and (B) the Per Share Purchase Price as adjusted pursuant to Section 2.4(a) of the Purchase Agreement as the denominator.

(b)                Mandatory Conversion. Upon the filing of a Certificate of Amendment to the Articles that increases the number of authorized shares of Common Stock to 800,000,000, the Corporation shall deliver a written notice to Holders to convert all of such Holder’s Preferred Stock. The Corporation shall promptly deliver the Conversion Shares required to be delivered by the Corporation under Section 6(a) to each Holder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such delivery of shares of Common Stock, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(c)                 Consolidation, Merger, Sale, Etc. In case the Corporation shall (a) effect a reorganization, (b) consolidate with or merge into any other person, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Corporation, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made whereby each share of Preferred Stock shall, after such transaction, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such transaction, or to which assets shall have been sold in such transaction, to which the holder of shares of Preferred Stock would have been entitled if it had held the Common Stock issuable upon the conversion of such shares of Preferred Stock on the record date, or, if none, immediately prior to such transaction, at the Conversion Rate in effect on such date. The provisions of this Section 6(c)) shall similarly apply to successive transactions.

(d)                Stock Dividends, Splits, Combinations and Reclassifications. If the Corporation shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity) (any such corporate event, an “Event”), then in each instance the Conversion Rate shall be adjusted such that the number of shares issued upon conversion of one share of Preferred Stock will equal the number of shares of Common Stock that would otherwise (but for the provisions of this Section 6(d)) be issuable on such conversion multiplied by a fraction of which (a) the numerator is the number of shares of Common Stock the holder of the Preferred Stock would have held following such Event if it had held the number of shares of Common Stock issuable upon the conversion of one share of Preferred Stock on the relevant record date relating to such Event, and (b) the denominator is the number of shares of Common Stock that would otherwise (but for the provisions of this Section 6(d)) be issuable upon the conversion of one share of Preferred Stock.

(e)                 Reservation of Stock. The Corporation shall, to the extent such shares are available, at all times when any shares of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock.

Section 7.                   Transfer Restrictions. No Holder of Preferred Stock may sell, assign, transfer, pledge, encumber or in any manner dispose of the shares of Preferred Stock or any right or interest therein (including without limitation a voting proxy), whether voluntarily or by operation of law, or by gift or otherwise (a “Transfer”), other than by means of a Permitted Transfer. Any Transfer, or purported Transfer, of Preferred Stock of the Corporation other than a Permitted Transfer shall be null and void, and of no force or effect; provided that the Board of Directors may at its sole discretion waive any or all of the foregoing conditions through prior written consent. The only transaction that is a “Permitted Transfer” is a Transfer that meets the following conditions: (i) the Transfer by a Holder must be to an Affiliate of such Holder or to the Corporation, and (ii) the Transfer must comply with all applicable securities laws including, without limitation, the federal securities laws of the United States.

Section 8.                   Miscellaneous.

(a)                 Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, Attention: Jonathan Adams, 25 West 15th Street, Unit B, Chicago, IL 60605, facsimile number 708-716-3027, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)                Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(c)                 Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(d)                No Impairment. The Corporation shall not, by amendment of its articles of incorporation or through any reorganization, sale, exchange or other disposition of assets, merger, consolidation, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under Section 6 by the Corporation, but will at all times in good faith carry out all the provisions of Section 6 and take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

(e)                 Notices of Record Date. In the event any record date is fixed for the purpose of (i) determining the holders of any class or series of stock or other securities who are entitled to receive any dividend or other distribution or (ii) any recapitalization or reorganization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any sale, exchange or other disposition of all or substantially all the assets of the Corporation or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date set forth therein a notice setting forth: (A) such record date and a description of such dividend or distribution; (B) the date on which any such recapitalization, reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up is expected to become effective; and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such recapitalization, reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up.

(f)                  Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)                Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)                Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i)                  Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

RESOLVED, FURTHER, that the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

*****

(Signature page follows)

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 2nd day of July, 2018.

/s/ Jonathan Adams

Name:        Jonathan Adams

Title:        Chief Executive Officer